Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's second quarter 2010 results and provide guidance for the third quarter and full year 2010.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan - Kenexa - Chief Executive Officer

Thanks Don. And thanks to all of you for joining us on the call to review our second quarter results, which were highlighted by accelerated revenue growth, continued strong growth in our deferred revenue and cash from operations that materially exceeded our reported profitability.

The pace of economic recovery remains uncertain, however, our longer-term confidence continues to grow.  Kenexa is competing for and winning opportunities with a growing number of the largest Global 5,000 organizations.  In addition, we believe our competitive position is growing stronger as a result of our technology innovation and increased investments to raise awareness relative to Kenexa’s unique end-to-end, integrated HR value proposition.  As we will discuss in more detail in a moment, we are increasing our revenue outlook for the year, and we are continuing to invest in sales, R&D and customer facing professionals to position Kenexa for market share gains as the economy and IT spending environment improve.

Taking a look at our results for the quarter.  Total revenue was $44.9 million, which was above the high-end of our guidance and represented a sequential increase of 13% and a year-over-year increase of 14%.  From a profitability perspective, non-GAAP operating income came in at $3.8 million.  This was consistent with our expectations and reflected increased investments in sales and marketing that we have discussed on recent calls.

Deferred revenue was again strong, ending the quarter at $57.8 million, which was up from $54.5 million at the end of the prior quarter and it was up 37% on a year-over-year basis.  We also generated $7.2 million in cash from operations, bringing our first half total to $16 million – which is approximately double the company’s non-GAAP operating profitability over the same time frame last year.

From a macro perspective, we believe the purchasing environment remains tighter than pre-recessionary levels.  That said, we have seen a slow but steady improvement in business conditions during the first half of 2010.  This can be seen in Kenexa’s increased revenue run rate during the second quarter combined with the growth in our deferred revenue, and it is reflected in our increased revenue outlook for the year.

While recent trends in the market place are encouraging, we expect the pace of economic recovery to be choppy over the balance of this year as well as 2011.  Key economic reports continue to be mixed and the stock market remains volatile.  In addition, we believe our Kenexa employee confidence index, or ECI, provides further data suggesting that the economic recovery will be choppy.  The Kenexa ECI was 98.4 for the second quarter, which was a solid increase from the 95.6 reading in the first quarter though it was still slightly below the fourth quarter peak in 2009.  As we have discussed before, we have found the ECI to be a good predictor of macroeconomic indicators such as consumer confidence and GDP – and the variability in our ECI over the last 6 months is a good reflection of what we have seen in the global markets over this time.

While we are eager to see an improvement in the economic and hiring environments, we have said in the past that we believed we only needed the hiring environment to stabilize for Kenexa’s revenue to return to growth.  The unemployment rate remains relatively high, near the 10% level, but it has stabilized and is expected to creep down at a slow pace looking ahead.  While the growing momentum of Kenexa’s business was previously only apparent in the growth of our deferred revenue, it is noteworthy that our second quarter total revenue experienced its highest level of organic sequential growth in over three years.

In addition to improving macro conditions, we believe that Kenexa is benefitting from the fact that we are continuing to execute on our product innovation plans and the market place is increasingly becoming aware of and appreciating Kenexa’s highly differentiated value proposition.

We continue to see a growing number of large, global organizations evaluating vendors based on the breadth of their offering, domain expertise, ability to serve as a strategic partner to help customers implement best-practices as well as global presence.  Kenexa’s global customer base spans over 60 countries, and we believe our unique combination of strong technology, content and services positions Kenexa well to meet the sweet spot of where we see customer demand evolving.

From a technology perspective, we are currently in the market place with our new Kenexa 2x platform, including applications such as 2xRecruit, 2x Brassring, 2x Onboard and our first to market 2x Mobile solution.  Kenexa is being recognized for delivering the first HR software platform that truly offers business integrated talent management and we are continuing to invest to build on our momentum.  By the end of 2010, we plan to launch our 2x Perform solution, and further out we will be adding 2x Assess, 2x Analytics and 2x Survey to the 2x Platform.

In the past, Kenexa has somewhat underplayed the strength of our technology – as we believe customers are most interested in total solutions and business partners to help them achieve their goals.  We also believe that Kenexa clearly stands out in this area.  That said, from a pure technology perspective, industry analysts such as IDC and Gartner are increasingly taking note of the strength of our technology and functional capabilities as Kenexa is investing more time and sales and marketing resources to make sure our message is getting out there.

During the second quarter, we hosted an industry analyst event where provided a view into our current product suite as well as expected new product introductions to over 20 leading analyst firms.  Response was terrific, with Bersin commenting that we are the first to show mobility in reality and exactly how we are accomplishing it.  Or Gartner, who said that integration will become more important as HR organizations look to improve data quality and process consistency – which plays to a strength of Kenexa’s.  Gartner also mentioned that the need for mobile applications will intensify as HR professionals, employees, applicants and managers rely on mobile devices to conduct business – again playing to an emerging strength of Kenexa’s.

Our investments to grow awareness are taking place on a global basis.  During the second quarter we hosted our first annual leadership event in Shanghai.  Financial results are always somewhat up and down on a quarter-to-quarter basis when entering new geographic markets, but we are excited by the potential of the Chinese market as well as Kenexa’s growing progress in the region.

In total, we again added over 30 preferred partners across the globe during the second quarter, which is consistent with last quarter and up from the over 20 level during the second quarter of 2009.  A majority of our new preferred partner relationships continue to be for multiple elements of our end-to-end offering suite.  On the hiring front, customers such as Facebook, Avaya, Mayo Clinic and Cracker Barrel selected Kenexa; in RPO we signed new engagements with customers such as Avis Budget Car Rental and SAP; and we added Volvo, ServiceMaster and others to our growing list of customers using Kenexa for employee retention and engagement.

During the second quarter we saw a rebound in our “other” revenue, which was partially the result of an uptick in revenue related to surveys and other strategic services.  As we pointed out last quarter, we expect services revenue to be variable during 2010 and potentially into early 2011 given the currently anticipated pace of the economic recovery.  What is most important, from our perspective, is that these offerings help to further differentiate Kenexa from the competition – over and above our strong technology platform and broad suite of applications.

Another source of our differentiation is our RPO business, which generated revenue of approximately $11 million, which is up from the $9 million range in recent quarters.  In addition to the previously mentioned RPO wins, we also added a small handful of RPO customers with more narrowly defined parameters than our traditional RPO engagements – and the goal is to expand these customer relationships over time as the economy and hiring environment improve, and as Kenexa delivers its value proposition.

We believe our RPO capabilities serve as a competitive advantage for Kenexa as it provides us with domain expertise that other vendors simply cannot have otherwise, and it enables us to build deeper relationships with customers when they adopt a broader range of our software and services.  RPO is the most cyclical component of our business, and we are optimistic that the worst is behind us in this area and there is upside potential longer-term as the economy recovers.  We have certainly seen an increase in activity levels in this area of our business, but it will take time for that to translate into results considering the time it takes to close customers, ramp engagements and then for increased hiring to take place.

We have extended our leadership position from a domain expertise perspective with the acquisition of The Centre of High Performance Development, or CHPD, which is a specialist leadership development and management training company.  Their leadership model has been used by more than 100 organizations around the world and its database of more than 10,000 leadership profiles is recognized as one of the foremost benchmarking tools available in the industry.  Their extensive research on leadership development, diversity and inclusion adds to Kenexa’s existing research portfolio as well as the proprietary content that we make available to our customers.  Don will discuss the financial impact of this transaction in a moment, but we are excited to welcome CHPD to the Kenexa family and to bring our expanded value proposition to the market place – including both of our existing customer bases.

In summary, we are pleased with the company’s performance in the second quarter.  With uncertainty regarding the pace of economic recovery, we remain cautious from a macro perspective, however, we are increasingly optimistic about Kenexa’s medium to longer-term outlook.  We are winning strategic engagements with the largest global organizations in the world; we are launching new solutions and further strengthening our technology leadership position; and we are investing for growth.

A consistent theme that you have heard from us and will continue to hear in the near-term is that we are highly focused on profitable market share gains and ensuring that Kenexa is one of the ultimate long-term winners in the HR solutions space.  We have proven our ability to scale the company’s margins in the past, and we continued to deliver solid profitability and cash flow throughout the economic downturn.  We believe now is the time to invest and to re-ignite the growth of our business.

With that, let me turn it over to Don to review our financials in more detail.  Don?

 Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the second quarter starting with the P&L. Total revenue for the second quarter was $44.9 million, above our guidance of $41 to $43 million and up 14% compared to last year’s second quarter. Subscription revenue was $36.1 million, an increase of 6% compared to last year and 9% on a sequential basis; and it represented 80% of our second quarter total revenue. Our services and other revenue came in at $8.8 million, up 61% compared to last year and 36% sequentially; and representing the remaining 20% of our second quarter total revenue.  We continue to expect our subscription revenue mix to be in the upper 70% to 80% range from a long-term perspective and in a more healthy economic environment.

From a geographic perspective, our revenue mix of domestic versus international revenue was 73/27%, compared to 78%/22% last quarter.

Our clients typically purchase multi-year subscriptions with an average length of approximately two years. During the second quarter, overall renewal rates for our suite of solutions were over the 80% level.  We continue to expect renewal rates to improve to the 90+% range from a long-term perspective as the business environment improves.

A common metric that we share which includes RPO along with our other consulting services and technology solutions is our P3 metric which measures the average annual revenue contribution of our top 80 customers. This metric came in at over $1.1 million during the second quarter, which was above the $1.0 million level in recent quarters.

Turning to profitability, we'll be providing non-GAAP measures for each second quarter 2010 expense category which exclude $1.3 million of share based compensation charges associated with FAS123R and $800,000 of amortization of acquired intangibles.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 67% was up from 66% in the year ago period and 65% last quarter.  From an operating expense perspective, non-GAAP operating expenses of $26.0 million were up about $2.3 million on a sequential basis and up from $21.5 million in the year ago quarter.  The sequential increase in operating expenses was largely related to increased investments in our sales organization as well as increased marketing programs.  New product launches required marketing support; we hosted an industry analyst event to educate them on our new and future product capabilities, and we hosted our first significant marketing event in China during the quarter.

This led to non-GAAP income from operations of $3.8 million, consistent with our guidance and representing an 8% non-GAAP operating margin.  Non-GAAP EPS was $0.13 for the second quarter of 2010, in line with our guidance.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $15.1 million, sales and marketing, $11.3 million, R&D, $2.1 million, and G&A, $10.6 million. For the second quarter, GAAP income from operations is $1.7 million. Net income allocable to common shareholders is $1.0 million resulting in $0.04 GAAP net income per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

Turning to our balance sheet, Kenexa has cash, cash equivalents, and investments of $65.5 million at June 30, 2010, an increase from $62.6 million at the end of the prior quarter.  Cash from operations was $7.2 million during the second quarter.

Accounts receivable DSO were 62 days at the end of the quarter, relatively consistent with last quarter.  And our deferred revenue at the end of the quarter was $57.8 million, up $3.3 million from the end of the first quarter and up 37% from the end of the second quarter of 2009.

I'd now like to turn to guidance, and will focus my initial comments excluding any contribution or impact related to the CHPD acquisition.  Assuming continued stabilization in the unemployment rate and a slightly improved business environment in the second half of the year, we are currently expecting our full year revenue to be in the range of $175 million to $179 million, where the low-end of our updated guidance is above the high-end of our previous guidance range of $162 to $169 million.

On last quarter’s call we pointed out that we were tracking closer to the middle of our original non-GAAP operating income guidance range of $14.5 million to $18.5 million.  Kenexa got off to a faster-than-expected start with respect to onboarding sales resources, and we are continuing to invest in sales, marketing and R&D to further accelerate the company’s growth as we come out of the economic downturn.

With half of the year now complete, we believe it is appropriate to narrow our non-GAAP operating income guidance range to $14.5 million to $16.5 million.  As a reminder, we expect that our 2010 non-GAAP operating margin will be depressed by approximately 250 basis points as a result of litigation expenses related to the patent lawsuit that we are pursuing.  Such matters can often change without lengthy advance notice, but we are currently expecting the case to extend into 2011 based on where we are currently at in the process.

Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.2 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.52 to $0.59 for the full year 2010.

Turning to the third quarter of 2010.  We are targeting core Kenexa revenue in the range of $44 million to $46 million, which represents the second time in as many quarters that we are increasing our targeted quarterly revenue range.  As Rudy pointed out, there is the potential for variability in our “other revenue,” which experienced significant growth in the second quarter.

We are targeting third quarter non-GAAP operating income of $3.4 million to $3.6 million.

Assuming a 20% effective tax rate for reporting purposes and 23.2 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.12 to $0.13 for the third quarter.

As it relates to the acquisition of CHPD, we currently expect to pick up approximately $2.5 million in revenue during the second half of the year, with approximately $1.0 million of that occurring during the third quarter.  To be clear, this would be additive to the 2010 and third quarter revenue ranges for Kenexa that I just provided – so our combined total revenue guidance for the year is $177.5 to $181.5 and our third quarter is $45 million to $47 million.  We do not expect the acquisition to have a material impact on our non-GAAP operating income or non-GAAP earnings per share in either the third or fourth quarters.

In summary, we are pleased with the company’s second quarter financial results.  Kenexa has executed through the most difficult time period the company has ever faced, and we believe we are starting to come out the other side of the tunnel.  Our revenue has returned to growth in the first half of 2010, and we are targeting growth that approaches or slightly exceeds double digits for the full year.  In addition, we have increased our full year revenue guidance for the second time in as many quarters.

From a near-term perspective, we believe it is important that the company continues with a higher level of investments in sales and marketing, as well as R&D, which is consistent with our messaging from recent calls.  We are highly focused on re-establishing Kenexa’s growth profile and capitalizing on what we believe is a large market opportunity and Kenexa’s highly differentiated value proposition.  We also remain committed to running a business that generates significant cash flow and solid profitability, and we are confident that we can scale both of these over the longer-term.

We'd now like to turn it over to the Operator to begin the Q&A session.